Exhibit 99.8

PRESS RELEASE
                            AMERICAN AMMUNITION, INC.
                              OTC: BB SYMBOL: AAMU

FOR IMMEDIATE RELEASE                          MEDIA CONTACT:   ANDRES FERNANDEZ
                                                                 (305) 835-7400

                AMERICAN AMMUNITION COMPLETES RESTRUCTURING PLAN

Miami,  Florida/January 9, 2006/American  Ammunition,  Inc. (OTC Bulletin Board:
AAMU) announced today that it has completed the restructuring of the Company announced in 2005. AAMU has been assigned as the new trading symbol for the Company effective as of the opening of the trading market today. Also as a part of the restructuring plan the Company is now domiciled in Nevada. The Company will continue its production in Florida. More details in the form of a 2005 corporate report will be released in the next few days.

Andres Fernandez, President and CEO of American Ammunition, Inc. stated that "the completion of these steps will now allow us to focus on sales, cash flow and increased production. Subsequent reports will demonstrate this fact. Our last quarter certainly will bear this out." Paul Goebel, Director of Marketing for American Ammunition, Inc., in further comments stated "our efforts in the past 24 months to build markets through the dealer direct program, foreign sales, as well as government contracts, can now be shifted to added production, revenues, reduction of costs and greater efficiency to further drive AAMU performance to a higher and more efficient level for the benefit of our shareholders.

About American Ammunition, Inc.- AAMU is an autonomous manufacturer of ammunition, with the technology and equipment to take advantage of the growing market. It has an excellent reputation within the industry. The ammunition industry has experienced a 28% average increase in revenues annually between 1991 through 1998, and the trend is expected to continue through the year 2006 and beyond. For further product information, please call 1-305-835-7400 or visit the website at: www.a-merc.com For Investor Relations information, please call:
1-305-446-4800 or e-mail: CISintr@netscape.net.

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

CONTACT TEL:      (305) 446-4800    Capital Investment Services Inc.